NEWS RELEASE

Kaman Corporation Bloomfield, CT USA P (860) 243-7100 www.kaman.com

KAMAN CORPORATION APPOINTS JENNIFER M. POLLINO TO ITS
BOARD OF DIRECTORS

BLOOMFIELD, Connecticut (June 2, 2015) – (NYSE:KAMN)  Kaman Corporation today announced that its board of directors has appointed Jennifer M. Pollino as a director, effective immediately.  The appointment increases the Kaman board to eleven directors.  Ms. Pollino's initial term will expire at the company's 2016 Annual Shareholders Meeting.  The board also appointed Pollino to serve on its personnel & compensation committee.

"We are very pleased to welcome Jennifer to our board of directors.  She brings a unique combination of experience as an aerospace business leader, human resource executive and a financial professional.  Her insights and perspective will provide a valuable contribution to our organization," stated Neal J. Keating, Chairman, President and CEO.
Ms. Pollino currently serves as an Executive Coach and Consultant with JMPollino, LLC, an executive coaching and consulting firm founded by Ms. Pollino following her retirement from Goodrich Corporation in 2012.  During her twenty-year career at Goodrich, she served in various executive, managerial and financial roles, including Executive Vice President–Human Resources and Communications, President and General Manager of Goodrich Aerospace, Aircraft Wheels & Brakes Division, President and General Manager of Goodrich Aerospace, Turbomachinery Products Division, and Vice President and General Manager of Goodrich Aerospace, Aircraft Seating Products.  Before joining Goodrich, she served as a Field Accounting Officer for the Resolution Trust Corporation, the Controller of Lincoln Savings and Loan Association and an Auditor with Peat Marwick Main & Co.
Ms. Pollino also currently serves on the boards of directors of Crane Co., a diversified manufacturer of highly engineered industrial products, where she is a member of its Audit Committee and the Management Organization and Compensation Committee; and Wesco Aircraft Holding, Inc., a supply chain management solutions provider to the global aerospace industry, where she is a member of its Compensation Committee.  She previously served on the board of directors of the Society for Human Resources Management, a leading provider of resources to serve the needs of HR professionals and advance the professional practice of human resource management, and was a member of its Audit Committee.
Ms. Pollino is a certified public accountant and a member of the American Institute of Certified Public Accountants and the Arizona Society of Certified Public Accountants. Ms. Pollino graduated magna cum laude from the University of Notre Dame with a Bachelor of Business Administration in Accounting, and holds a Masters in Science in Executive Coaching from Queens University of Charlotte.

About Kaman Corporation

Kaman Corporation (NYSE:KAMN), which was founded in 1945 by aviation pioneer Charles H. Kaman is headquartered in Bloomfield, Connecticut. Kaman conducts business in the aerospace and distribution markets.  The Company is a leading distributor of industrial parts, and operates more than 250 customer service centers and five distribution centers across the United States and Puerto Rico.  Kaman offers more than four million items including bearings, mechanical power transmission, electrical, material handling, motion control, fluid power, automation and MRO supplies to customers in virtually every industry.  Kaman also provides engineering, design and support for automation, electrical, linear, hydraulic and pneumatic systems as well as belting and rubber fabrication, customized mechanical services, hose assemblies, repair, fluid analysis and motor management. Additionally, the company produces and/or markets widely used proprietary aircraft bearings and components; complex metallic and composite aerostructures for commercial, military and general aviation fixed and rotary wing aircraft; aerostructure engineering design analysis and FAA certification services; safe and arm solutions for missile and bomb systems for the U.S. and allied militaries; subcontract helicopter work; and support for the company's SH-2G Super Seasprite maritime helicopters and K-MAX medium-to-heavy lift helicopters.  More information is available at www.kaman.com.

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Contact:
Eric Remington
VP, Investor Relations
(860) 243-6334
eric.remington@kaman.com